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                                                                   Exhibit 10.3

                                  Big City Radio, Inc.
                                    11 Skyline Drive
                               Hawthorne, New York 10532

                                                     As of December __, 1997

Mr. Paul R. Thomson
2259 North Holliston Avenue
Altadena, CA   91001

Dear Paul:

     When executed by you and by Big City Radio, Inc. (f/k/a Odyssey Communications, Inc.), a Delaware corporation (the "Company"), this letter agreement (the "Agreement") shall amend and restate in its entirety the letter agreement dated as of January 1, 1996 (the "Prior Agreement"), between you and the Company for your employment with the Company, to read as follows:

    1.   (a)   The Company hereby employs you as its Chief Financial Officer for a term ending on December 31, 1998 or such earlier time as may be terminated by you or by the Company as provided in this Agreement.

         (b) The Company can terminate your employment for cause at any time effective upon the date set forth in written notice of such termination delivered to you in the manner provided in this Agreement. The term "for cause" shall mean and include, but shall not be limited to, any of the following events:

               (i) fraud, misappropriation or embezzlement of funds or property by you involving (x) the Company, (y) any of the radio stations owned or operated by the Company or any Affiliated Company (as defined in paragraph 5 of this Agreement) during the term of this Agreement (the "Stations"), or (z) any Affiliated Company;


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               (ii) your indictment or conviction in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company, any of the Station, or any Affiliated Company or their respective businesses or reputations;

               (iii) your misconduct in, or neglect of, the performance of your duties and responsibilities hereunder, or your violation of any specific direction of the Board of Directors of the Company (the "Board of Directors"), the Chairman of the Board of the Directors, or the President or his or her designee;

               (iv) your breach of the agreements and covenants set forth in paragraphs 1(d), (e), (f), (g) or (h), or 3, 4, 5, 6 or 7 of this Agreement; or

               (v) your breach of any other material provision of this Agreement which breach continues uncured for a period of fifteen (15) days after written notice thereof is given to you by the Company.

         (c) If you are unable to perform your duties hereunder by reason of illness or disability, as determined by a physician selected by the Company, which inability continues for a period of ninety (90) consecutive days or more or any ninety (90) days or more within any one hundred eighty (180) day period, then while such inability continues, the Company can terminate your employment hereunder by giving you written notice thereof. In addition to the foregoing, the Company's obligations for payments and benefits provided to you pursuant to this Agreement will terminate upon your death.

         (d) The Company shall have the right, at any time, to terminate your employment without "cause" (as such term is used herein), by providing written notice delivered to you at least thirty (30) days prior to the effective date of such termination. If your employment is terminated by the Company without cause effective prior to January 1, 1998, the Company shall pay you, in equal monthly installments from and after the date of termination through the expiration of the "Non-Competition Period" (as defined in paragraph 1 (g) hereof) a severance payment in an amount equal to twelve (12) times your base monthly salary in effect on the date of termination. If such termination shall be effective on or after January 1, 1998, your severance payment, which shall be payable in equal monthly installments from and after the date of termination through the expiration of the "Non-Competition Period" (as defined in paragraph 1(g) hereof) shall equal the aggregate amount of your base monthly salary for the lesser of three (3) months or for the remaining term of your employment pursuant to this Agreement.

         (e) (i) If there is a Change of Control (as defined below) of the Company, you shall have the right, at any time within ninety (90) days following the occurrence of such Change of Control, to terminate your employment hereunder, by written notice to the Company, effective upon the date specified in such notice, for any reason or for no reason whatsoever. Upon a Change of Control and your election to terminate your employment as provided herein effective prior to January 1, 1998, the Company shall pay you a severance payment in an amount equal to twelve (12) times your base monthly
salary in effect on the date of termination.   If such termination shall be
effective on or after January 1, 1998, your severance payment shall equal the aggregate amount of your base monthly salary for the lesser of three (3) months or for the remaining term of your employment pursuant to this Agreement. Fifty percent (50%) of the amounts payable to you under this section 1(e) (the "Change of Control Compensation") shall be payable in a lump sum to you within thirty (30) days of the termination of your employment due to a Change of Control hereunder, and the balance of such Change of Control Compensation shall be payable in ten (10) equal and consecutive monthly installments, commencing thirty (30) days after payment of the aforementioned payment. Upon mutual agreement between the Company and you, all payments may be made in a lump sum within thirty (30) days of termination of your employment. You shall have no obligation to mitigate the Company's obligation to pay the Change of Control Compensation by offsetting against such payment obligation any income received by you from other employment following termination of your employment with the Company.

               (ii) For purposes of this Agreement, a "Change of Control" of the Company shall be deemed to have occurred (i) when all or substantially all of the assets of the Company are sold, leased, exchanged or otherwise transferred to any person or entity or group of persons or entities acting in concert other than a Permitted Holder (as defined below) or a Wholly-Owned Subsidiary (as defined below) of the Company, (ii) when the Company is merged or consolidated with or into another entity with the effect that stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the combined voting power of the then outstanding securities of the surviving entity of such merger or the entity resulting from such consolidation ordinarily

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(and apart from rights arising under special circumstances) having the right to vote in the election of directors, (iii) on the first day within any two-year period on which a majority of the members of the Board of Directors of the Company are not Continuing Directors (as defined below), or (iv) when any person or entity or group of persons or entities acting in concert other than Permitted Holders becomes the beneficial owner, directly or indirectly, of more than 50% of the combined voting power of the then outstanding securities of the Company having the right to vote in the election of directors.

               (iii) "Permitted Holder" shall include only the following persons: (w) Stuart Subotnick, Anita Subotnick and their respective estates, guardians, conservators or committees; (x) each descendant of Stuart Subotnick or Anita Subotnick (a "Subotnick Descendant") and their respective estates, guardians, conservators or committees; (y) each Subotnick Family Controlled Entity (as defined below); and (z) the trustees, in their respective capacities as such, of each Subotnick Family Trust (as defined below).

               (iv) "Subotnick Family Controlled Entity" means (w) any not-for-profit corporation if at least a majority of its board of directors is composed of Stuart Subotnick, Anita Subotnick and/or Subotnick Descendants; (x) any other corporation if at least a majority of the value of its outstanding equity is owned by Permitted Holders; (y) any partnership if at least a majority of the economic interest of its partnership interests is owned by Permitted Holders; and (z) any limited liability or similar company if at least a majority of the economic interest of the company is owned by Permitted Holders.

               (v) "Subotnick Family Trust" includes trusts the primary beneficiaries of which are Stuart Subotnick, Anita Subotnick, Subotnick Descendants, Stuart or Anita Subotnick's siblings, spouses of Subotnick Descendants and their respective estates, guardians, conservators or committees and/or charitable organizations (collectively, "Subotnick Beneficiaries"). For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Subotnick Beneficiaries if, under the maximum exercise of discretion by the trustee in favor of persons who are not Subotnick Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 50% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary's actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust


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of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Subotnick Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Subotnick Descendant, shall be deemed to be zero.

               (vi) "Wholly-Owned Subsidiary" means any corporation, limited liability company, partnership or other entity of which all the outstanding voting securities or similar interests are owned by the Company or any Wholly-Owned Subsidiary of the Company or by the Company and a Wholly-Owned Subsidiary of the Company.

               (vii) "Continuing Director" means, as of the date of any determination, any member of the Board of Directors of the Company who (x) was a member of such Board of Directors on the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election or (z) is a designee of the Permitted Holders or their affiliates or was nominated by the Permitted Holders or their affiliates or any designees of the Permitted Holders or their affiliates on the Board of Directors.

         (f) Your duties shall include without limitation on-going evaluation of the Company's, any Affiliated Companies' and all Stations' current accounting and financial activities and accounting and financial personnel; structuring, implementation, execution, monitoring and management of accounting and financial programs, policies and activities for the Stations; accounting and financial management assistance to the Board of Directors, the President and to General Managers at each of the Company and all Stations and to the Company and its employees, agents and contractors; development of Business Plans and Budgets for the Company, any Affiliated Company and for the Stations, which will be subject to approval by the Company in its sole and absolute discretion. Notwithstanding the foregoing, the Company will have the right to change your responsibilities, or assign to you additional responsibilities, commensurate with your position as Chief Financial Officer for the Company, any Affiliated Company and the Stations. You will devote your entire working time and best efforts to the faithful performance of the duties to which you are assigned during the term of your employment to the exclusion of all other employment for yourself or for others or any business activities

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which conflict or interfere with your performance of duties hereunder. Your performance of duties hereunder will be subject to the direction and control of the Board of Directors, the Chairman of the Board of Directors, the President and the General Manager of the Stations or his or her designee. You will perform your duties at such other locations and will perform all travel requested by the Board of Directors, the Chairman of the Board of Directors or the President or otherwise necessary in the performance of your duties.

         (g) In addition to the prohibition on other employment set forth in paragraph 1(f), upon termination of your employment "for cause" or "without cause" or by reason of your resignation or pursuant to paragraph 1(c) hereof or by reason of a Change of Control, and thereafter for 180 days after the date of such termination (the "Non-Competition Period"), you shall not, without the prior written consent of the Company, which consent the Company may withhold in its sole and absolute discretion, serve in any accounting or financial capacity for, or otherwise be involved in the accounting and financial functions of any radio station with a "rock-based" format (as such term is generally understood in the broadcast industry) in the "Territory". For purposes of this Agreement, the "Territory" means the area within fifty (50) miles of the transmitter of any radio station owned or operated by the Company and any Affiliated Company at any time during the Non-Competition Period In the event that the Company consents to your rendering services in connection with the accounting and financial functions of any radio stations during the Non-Competition Period, the Company will be relieved of its obligation to pay any severance to you pursuant to paragraphs 1(d) and 1(e) hereof. In addition, to the foregoing, you agree that during such Non-Competition Period you will not solicit, hire or endeavor to solicit or hire any person employed by the Company.

         (h) You represent and warrant to the Company that you have full power and authority to execute, deliver and perform this Agreement and that the execution, delivery and performance by you will not result in the breach of or default under any other agreement to which you are a party or by which you are bound, including but not limited to any employment agreement or agreement to not compete with any other person or entity.

    2.   (a)   In consideration of and in full payment for the due and
faithful performance by you of your duties and obligations hereunder, during your employment pursuant to this Agreement the Company will pay you and you agree to accept a salary at the rate of $175,000.00 per annum during the period January 1, 1997 through December 31, 1997 ("Year 1"); and $187,500.00 per annum during the period January 1, 1998 through

December 31, 1998 ("Year 2"). The Company will pay your salary hereunder periodically in accordance with Company policy, but not less frequently than once per month

         (b) In addition to the salary payable to you hereunder, the Company shall pay bonuses to you as follows:

               (i) For Year 1 the Company shall pay to you an annual bonus of $30,000.00, payable by February 28, 1998. For Year 2 the Company shall pay to you an annual bonus of $35,000.00, payable by February 28, 1999.

               (ii) In order to qualify for any of the foregoing bonuses (1) you must have been continuously employed by the Company at the end of each calendar period for which the bonus is payable and (2) where applicable, the budgeted amounts set forth in the local sales Business Plans and Budgets for the Radio Stations must have been achieved as determined by the Compensation Committee of the Company or the Board of Directors pending the formation of the Compensation Committee in its sole and absolute discretion.

         (c) All payments made to you pursuant to this Agreement will be subject to all deductions and withholding required by law or agreement of the parties.

         (d) You will be entitled to reimbursement for reasonable and necessary expenses incurred by you in connection with your employment, upon approval in advance from the Company and presentation of proper documentation for all expenses in accordance with the usual procedures of the Company.

         (d) During your employment with the Company you will be entitled to participate in and to receive benefits under and in accordance with the provisions of any Company employee benefit plans, programs and arrangements which may now or hereafter be available to senior executives of the Company, as such plans, programs and arrangements may be in effect from time to time and which are applicable to you and for which you qualify under and pursuant to such plans. In addition to the foregoing, in the event of your death during the term of this Agreement, your rights and benefits under employee benefit plans shall be determined in accordance with the terms and conditions of such plans. Nothing contained herein shall require the Company to initiate or maintain any employee benefit plans, and the terms and conditions of any such plans shall be determined by the Company in its sole discretion.

         (e) During your employment with the Company you shall be entitled to take periodic vacations with pay aggregating three (3) weeks per calendar year, provided that the Company has approved the dates of such vacations, which approval shall not be unreasonably withheld and provided, further, that you shall not be permitted to accrue more than fifteen (15) calendar vacation days until such time as you have used up one (1) vacation day. Each time you reach the maximum accrual level of fifteen (15) days, you shall not be permitted to accrue further vacation time until another vacation day has been used. You shall also be entitled to take official Company holidays with pay.

         (f) During your employment with the Company, the Company in its sole discretion will either (i) provide and automobile to you at the Company's expense (including payment of insurance and maintenance costs but excluding gasoline or other operating expenses and income taxes payable by you hereunder) which is owned or leased by the Company at its expense or (ii) the Company shall pay to you an automobile allowance of $700.00 per month. The benefits provided to you in this paragraph 2(f) are subject to tax as provided in the Internal Revenue Code of 1986, as amended, and shall be reported by you as taxable income in accordance therewith.

         (g) During your employment with the Company you shall be provided with a cellular phone and beeper to be used by you solely for business purposes and the Company shall pay for all charges relating to business use of such phone and beeper, provided that you have presented proper documentation therefor to the Company in accordance with the usual procedures of the Company for all charges relating to your personal use of such phone and beeper.

    3.   (a)   For purposes of this Agreement, "Invention" will mean (i) any and all machines, apparatuses, compositions of matter, methods, know-how, processes, designs, configurations, uses thereof, or writings of any kind, discovered, conceived, developed, made or produced, or any improvement to them, and will not be limited to the definition of any invention contained in the United States patent laws; (ii) all matters subject to copyright protection under United States copyright laws; (iii) all matters subject to trademark protection under trademark laws of the United States those of any state of the United States or under common law of any jurisdiction within the United States; and (iv) all matters subject to protection as trade secrets under the laws or common law of any state of the United States or of the United States.

         (b) You understand and agree that all Inventions, or patents, trademarks, copyrights, trade secrets or any other rights relating to any of the foregoing, which have or may have a material importance to the business of the Company and which are conceived or made by you during your employment by the Company, either alone or with others, are the sole and exclusive property of the Company, whether or not they are conceived or made during your working time for the Company, except to the extent generally known or knowable by persons generally knowledgeable in the radio broadcasting field.

         (c) You will immediately disclose to the Company any and all improvements, discoveries, ideas and Inventions (whether or not patentable) heretofore made (other than those which are the property of your previous employers) or conceived by you while in the employ of the Company, or hereafter made or conceived by you while in the employ of the Company, either alone or in conjunction with others, whether or not made or conceived at the request or upon the suggestion of the Company, whether or not resulting from any work done in the course of your employment by the Company, and whether or not made or conceived during or outside of the usual hours of employment or upon or not upon any premises of the Company.

         (d) You hereby assign and will hereafter assign to the Company all present or future right, title and interest in and to all Inventions referred to in subparagraphs (b) and (c) of this paragraph 3. You will not disclose any such Inventions to any third party without the written consent of the Company.

         (e) At any time and from time to time during and after your employment by the Company, on the request of the Company, without further consideration you will: (i) Execute specific documents of assignment in favor of the Company, or its nominee, of any of the Inventions covered by this Agreement; (ii) Execute all papers and perform all acts the Company considers necessary or advisable for the preparation, application, procurement, maintenance, enforcement, and defense of patent applications and patents of the United States or other jurisdictions of such Inventions, for the perfection or

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enforcement of any trademarks, copyrights or trade secrets relating to such
Invention, and for the transfer of any interest you may have in such Inventions; and (iii) Execute any and all papers and documents which the Company considers to be necessary to vest sole right, title and interest in the Company or its nominee in and to the above Inventions, patent applications, patents, or any trademarks or copyright or applications therefor relating thereto. Notwithstanding the foregoing, after the term of this Agreement, unless your employment was terminated for cause, in which case you agree to do so without any compensation, you will be entitled to reasonable compensation for more than incidental time and effort required to be expended by you to fulfill your responsibilities under clause (ii). You will execute all documents (including those referred to above) and do all other acts which the Company considers to be necessary to assist in the preservation of all the Company's interests in such Inventions.

         (f) You are hereby notified and by your signature to this Agreement acknowledge that you understand that the provisions of this paragraph 3 above do not apply to an Invention which fully qualifies under the provisions of Section 2970 of the California Labor Code, which states as follows:

         Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not relate
         (1) to the business of the employer or (2) to the employee's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that event against the public policy of this state and is to that extent void and unenforceable.

         (g) You have identified on Exhibit A attached hereto a complete list of all Inventions which have been made or conceived or first reduced to practice by you alone or in conjunction with others prior to your employment by the Company and which you desire to exclude from the operation of paragraph 3 of this Agreement.

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    4.   (a)   For purposes of this Agreement, "proprietary information" will mean any information relating to the business, operations or personnel of the Company (including but not limited to the Stations and any Affiliated
Company for the purposes of the confidentiality provisions of this Agreement) that has not previously been publicly released by a duly authorized representative of the Company and will include but will not be limited to such information encompassed in all drawings, designs plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, personnel information, programming, promotion, engineering strategies and all methods, concepts, or ideas used in and which have or may have a material importance to the business of the Company.

         (b) You will regard, and to the best of your ability, preserve as confidential all proprietary information that has been or may be obtained by you during your employment by the Company or otherwise, whether you have such information in your memory or in writing or other physical form. You will neither use for your benefit or purposes nor disclose to others any proprietary information, either during the term of this Agreement or thereafter, except as required by the conditions of your employment hereunder. This provision will not apply to proprietary information which has been voluntarily disclosed to the public by the Company for the benefit of the Company or upon its express authorization or has been independently developed and disclosed by others who are not subject to any obligations of confidentiality to the Company.

         (c) You will not remove from the premises of the Company or elsewhere, except as an employee of the Company in pursuit of the business of the Company, any documents or objects containing or reflecting any proprietary information or any other property of the Company. You recognize that all such documents and objects, whether developed by you or by someone else, are the exclusive property of the Company. Upon termination of your employment hereunder you will forthwith deliver up to the Company all proprietary information, including, without limitation, all correspondence, accounts, records and any other documents or property made or held by you or under your control in relation to the business or affairs of the Company, and no copy of any such proprietary information will be retained by you.

         (d) Except for such information which has been previously disclosed to the general public without breaching any confidentiality agreement, under no circumstances and at no time, during or after the term of your employment, will you, directly or indirectly, disclose, divulge, render or offer any knowledge or information with respect to any proprietary information, except in the course of the proper performance of your duties hereunder and you acknowledge and agree that any and all such information will be received by you in confidential capacity.

    5.   (a)   You agree to perform your duties in full compliance with all laws, rules and regulations of any governmental authority applicable to the Company and its business or to any Affiliated Company or its business, to the extent you are engaged in business on behalf of an Affiliated Company, or to the performance of your duties pursuant to this Agreement. For purposes of this Agreement, "Affiliated Company" means, with respect to the Company, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company.

         (b) You represent and warrant that to the best of your knowledge, information and belief, neither you nor any person acting on your behalf has accepted or agreed to accept, or paid or agreed to pay any money, service or any valuable consideration, as defined in Section 508 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in any program on any Station. You further covenant that during your employment, you will not accept or agree to accept (excepting from the Company) or pay or agree to pay any money, service or valuable consideration, as defined in
Section 508 of the Communications Act of 1934, as amended, for the broadcast of any matter contained in any program on any Station. You will not make or promise to make or accept any payments or transfer of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business for the Company or any Affiliated Company. This paragraph 5(b) shall not prohibit normal and customary business entertainment or the giving of business mementos of nominal value.

    6.   (a)   You agree to comply with any and all of the Company's
policies, regulations and procedures including but not limited to those which now or hereafter may relate to the matters set forth in this Agreement, provided such policies, regulations and procedures are reasonably consistent with the material terms of this Agreement. Periodically, at the request of the Company, you also agree to execute and/or to respond fully, truthfully, accurately and completely to all documents or questionnaires as may be submitted to you in connection therewith.

         (b) In the event of a breach or threatened breach by you of any of the provisions of paragraphs 1(g), 3, 4, 5, 6(a) or 7 hereof, the Company will be entitled to an injunction (without posting a bond or other security) restraining you from the commission of such breach. In addition to the foregoing, any violation by you of any provision of any such paragraphs will be grounds for immediate termination of your employment hereunder for cause, and, without limiting any right, claim or remedy the Company has or may have pursuant to this Agreement or at law or equity, the Company will be relieved of its obligation to pay any severance to you pursuant to paragraphs 1(d) or 1(e) hereof.

    7. The Company may assign this Agreement and all its rights hereunder. You may not at any time assign this Agreement nor any right or interest hereunder. Except as herein otherwise provided, this Agreement will be binding upon and inure to the benefit of the parties hereto, your legal representatives and the Company's successors and assigns.

    8. Any notice required or permitted to be given hereunder will be in writing and will be delivered personally to you, or duly mailed to the other party by prepaid registered or certified mail, return receipt requested, or by courier service providing delivery receipts or by facsimile transmission with document reception of transmission. Such duly mailed notice will be deemed given two (2) days after the date of dispatch or twenty-four
(24) hours after the time of facsimile transmission, such time being determined by the local time of the recipient. The address for mailed notices will be (a) for you, the addressset forth on the first page of this Agreement, and (b) for the Company: c/o Metromedia Company, One Meadowlands Plaza, East Rutherford, New Jersey 07073, Attention: General Counsel. The numbers for facsimile transmission will be the number contained in the Company's records for you and 914-592-4356 and the copy to 201-531-2803 for the Company. Either party may notify the other party in writing of a change of address by serving notice in the manner provided in this Section.

    9. If any provision of this Agreement or the application thereof will for any reason be invalid or unenforceable, such provision will be limited only to the extent necessary in the circumstances to make such provision valid or enforceable and its partial or total invalidity or unenforceability will in any event not affect the remaining provisions of this Agreement, which will continue in full force and effect.

    10. This Agreement will be construed according to the laws of the State of California applicable to agreements made and to be performed within the State of California. This Agreement constitutes the entire understanding between the parties, cancels and supersedes all prior oral or written understandings and agreements between the parties hereto including without limitation the Prior Agreement and cannot be changed or terminated orally but only by an instrument in writing signed by both parties hereto.

    11. The covenants, representations and warranties of this Agreement will survive its execution, delivery and performance, and all accrued obligations will survive its termination.

     If this is in accordance with your understanding, kindly so indicate by signing the enclosed copy of this letter in the space provided below and returning the same to the undersigned.

                                            Very truly yours,

                                            Big City Radio, Inc.




                                            By:  ________________________
                                                  Michael Kakoyiannis
                                                  President

ACCEPTED AND AGREED TO:



__________________________
   Paul R. Thomson


Date: ____________________

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                                     Exhibit  A


                                       None.